UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 4, 2006

HERCULES OFFSHORE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

11 GREENWAY PLAZA, SUITE 2950 HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 979-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 4, 2006, Hercules Offshore, Inc. (the “Company”) entered into an employment agreement with Randal R. Reed, President of the Company’s wholly owned subsidiary, Hercules Liftboat Company, LLC.

The agreement has a term ending on May 4, 2008 and may be terminated by the Company for cause upon 10 days’ written notice to Mr. Reed and by the Company or Mr. Reed without cause upon 90 days’ written notice to the other party. Under the agreement, Mr. Reed is entitled to a base salary of not less than $170,000.00, an annual bonus based on the achievement of performance criteria established by the Board and participation in the Company’s employee benefit plans and other executive incentive and benefit plans.

If Mr. Reed is terminated without cause during the term of the agreement, he will be entitled to (1) his monthly base salary at the rate then in effect for the remainder of the term of the agreement, but not less than 12 months, payable in installments, (2) an additional sum, payable in monthly installments, equal to his annual bonus for the year prior to the year in which he is terminated without cause, and (3) continued medical benefits for the remainder of the term of the agreement, but not less than 12 months.

During the term of the agreement and for a period of one year following the term of the agreement (or longer if Mr. Reed continues to receive severance payments from the Company), he is subject to a covenant not to compete with the Company in the liftboat or marine business or to solicit its employees. He has also agreed not to reveal the Company’s confidential information during the term of his employment or thereafter and to assign to the Company any inventions created by him while employed by the Company or within one year thereafter.

The foregoing summary of the agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NUMBER		DESCRIPTION
10.1	—	Employment Agreement dated effective as of May 4, 2006 by and between Hercules Offshore, Inc. and Randal R. Reed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: May 5, 2006	By:	/s/ James W. Noe
James W. Noe
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION
10.1	—	Employment Agreement dated effective as of May 4, 2006 by and between Hercules Offshore, Inc. and Randal R. Reed.